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                                                                    EXHIBIT 99.1
                                                                  TO FORM 12b-25




Board of Trustees
Appalachian Bancshares, Inc.
     Section 401(k) Profit Sharing Plan
829 Industrial Boulevard
Ellijay, Georgia  30540

         We have read the Company's explanation of the reason for the filing of Form 12b-25, "Notification for Late Filing." We concur that adequate information has not been provided to us by the Company and the Trustee of the Master Trust and the custodian for Appalachian Bancshares, Inc.'s Section 401(k) Profit Sharing Plan in order to reconcile the financial records of Appalachian Bancshares, Inc.'s Section 401(k) Profit Sharing Plan.

                                         /s/  BDO Seidman, LLP



Atlanta, Georgia
June 25, 2001